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                           2600 Citadel Plaza Drive
                                P.O. Box 924133
                          Houston, Texas  77292-4133
                                (713) 866-6000
                              FAX (713) 866-6049

August 7, 1998

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

        RE:     WEINGARTEN REALTY INVESTORS
                REGISTRATION STATEMENT ON FORM S-3 (REG. NO. 333-51843)

Ladies and Gentlemen:

Weingarten Realty Investors hereby withdraws its request contained in the letter dated August 6, 1998 that the effectiveness of the above-referenced Registration Statement be accelerated to 12:00 noon on August 7, 1998 (Washington, D.C.
time), or as soon thereafter as practicable.

Should you have any questions regarding this request, please telephone the undersigned collect at (713) 866-6000.

Very truly yours,

WEINGARTEN REALTY INVESTORS


By:  /s/ Stephen C. Richter
     ----------------------------
     Stephen C. Richter
     Vice President and Treasurer